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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------


                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                             CYBERGUARD CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                     FLORIDA                             65-0510339
         (State or Other Jurisdiction of   (I.R.S. Employer Identification No.)
          Incorporation or Organization)

                              ---------------------

       2000 West Commercial Boulevard, Suite 200                                        Adriana Kovalovska, Esq.
            Fort Lauderdale, Florida 33309                                              CyberGuard Corporation
                   (954) 958-3900                                              2000 West Commercial Boulevard, Suite 200
(Address, Including Zip Code, and Telephone Number, Including                       Fort Lauderdale, Florida 33309
  Area Code, of Registrant's Principal Executive Offices)                                   (954) 958-3900
                                                                        (Name, Address, Including Zip Code, and Telephone Number,
                                                                                Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

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         -------------------------- ---------------------- ----------------------- ----------------------- ----------------------
          TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
             SECURITIES TO BE           AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
                REGISTERED              REGISTERED(1)             SHARE(2)                PRICE(2)           REGISTRATION FEE

         -------------------------- ---------------------- ----------------------- ----------------------- ----------------------
          Common Stock, par value     10,194,318 shares            $5.20               $53,010,453.60            $4,288.55
              $.01 per share
         -------------------------- ---------------------- ----------------------- ----------------------- ----------------------

(1) For purposes of determining the number of shares of common stock to be included in this registration statement, we included (i) 7,796,100 shares of common stock already issued by the Company; plus (ii) 1,921,484 shares of common stock issuable upon the exercise of the Common Stock Purchase Warrants at an exercise price of $2.00 per share; plus (iii) 333,877 shares of common stock issuable upon the exercise of the Common Stock Purchase Warrants at an exercise price of $2.51 per share; plus (iv) 142,857 shares of common stock issuable upon the exercise of the Common Stock Purchase Warrant at the exercise price of $1.75 per share.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices for the common stock reported on the American Stock Exchange on March 25, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                  SUBJECT TO COMPLETION, DATED APRIL 1, 2003

                                   PROSPECTUS

                                10,194,318 SHARES

                                     [LOGO]

                             CYBERGUARD CORPORATION

                                  COMMON STOCK

                            ------------------------

         This Prospectus relates to the proposed sale from time to time of up to an aggregate of 10,194,318 shares of common stock of CyberGuard Corporation, a Florida corporation, by the selling shareholders named under the caption
"Selling Shareholders" in this Prospectus and any amendment to this Prospectus.
The Selling Shareholders may sell the shares held for their own account or the shares may be sold by donees, transferees, pledgees or other successors in interest that receive such shares from a Selling Shareholder as a gift or other non-sale related transfer.

         This Prospectus provides you with a general description of the securities to be issued. You should read this Prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before you invest.

         We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. We are paying the expenses of this offering.

         Our common stock is traded on the American Stock Exchange under the symbol "CFW." On March 28, 2003, the last reported sales price for our common stock on the American Stock Exchange was $5.40 per share.

         INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD
CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON
PAGE 5.

         Our principal executive offices are located at 2000 West Commercial
Boulevard, Suite 200, Fort Lauderdale, Florida 33309, and our telephone number is (954) 958-3900.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                 The date of this Prospectus is April 1, 2003

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                        1

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                                TABLE OF CONTENTS
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                                                                           Page

THE COMPANY..................................................................3
RISK FACTORS.................................................................5
USE OF PROCEEDS.............................................................14
SELLING SHAREHOLDERS........................................................15
PLAN OF DISTRIBUTION........................................................18
LEGAL MATTERS...............................................................18
EXPERTS.....................................................................18
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................19
WHERE YOU CAN FIND MORE INFORMATION.........................................19

         You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

         As used in this Prospectus, unless the context requires otherwise, "we" or "CyberGuard" or the "Company" means CyberGuard Corporation, a Florida corporation.

                                   THE COMPANY

         CyberGuard is a leading network security solutions provider to Fortune 1000 companies, major financial institutions, and government agencies worldwide. Our CyberGuard(R) appliance, which includes firewall and Virtual Private Network
(VPN), provides a level of security, features and availability that we believe is not matched in the industry. Through a combination of proprietary and third-party technology (such as Virtual Private Network, authentication, virus scanning, encryption, advanced reporting, high availability and centralized management), we provide a full suite of products and services that are designed to protect the integrity of electronic data and customer applications from unauthorized individuals and digital thieves.

         We deliver appliance solutions that, we believe, are high performance, easy to install and cost effective. The appliance is sold to end users directly and indirectly by direct sales and resellers worldwide in over thirty-nine countries.

         Prior to 1994, our business was run by a division of the Harris Corporation. In 1994, this division became an independent company known as Harris Computer Systems Corporation. We produced computers for the real-time computing market. We also produced the CyberGuard(R) Firewall for the secure computing market. We sold our real-time computer business in May of 1996 and changed our name from Harris Computer Systems Corporation to CyberGuard Corporation in June 1996. We have two subsidiaries, CyberGuard Europe Ltd. and CYBG Consultant, Inc.

         Our products are used to secure access to distributed electronic data and to safeguard the integrity of electronic commerce applications. Our products include the CyberGuard(R) Firewall in several forms and related third-party products offered in conjunction with our strategic partners.

         We produce a family of appliances that all utilize a UNIX operating system obtained from Caldera International, Inc. We have modified the Caldera SCO(R) UnixWare(R) operating system to remove penetration vulnerabilities that are common in UNIX platforms.

         Our secure operating system and secure networking software technologies allow us to position our product suite to address the broad range of customer requirements in the commercial network security market. Basically, a firewall consists of the hardware, a firewall application, an operating system and networking software, each playing an important role in the receipt and processing of data through the firewall. In competitive network security products, only the firewall application has been designed to resist penetration by an attacker, leaving the operating system and network software unsecured. Therefore, an attacker can penetrate a competitive firewall through the unsecured operating system or networking software. Our appliance uses a secure operating system and secure networking software to prevent network penetration by requiring network communication to pass through the firewall application.

         Our line of premium appliances is built on technology developed when we were originally a division of Harris Corporation. The technology is based on an operating system (OS) that was first evaluated to meet OS security features outlined by the TCSEC/NCSC (Trusted Computer System Evaluation Criteria/National Computer Security Center). The result was a trusted secure operating system that uses layers of protection or multilevel security (MLS) to provide the high level of network protection required by such customers as the U.S. and European governments, who need to safeguard classified, national security information.

         Our products are designed for high-end customers who require high levels of security and are serious about their security needs. Our customers include three Fortune 10 companies, multinational corporations and other commercial enterprises, financial institutions, stock exchanges, educational institutions, telecommunications companies, large service providers and many Global 2000 companies.

         Our line of premium appliances include the KS, SL and FS appliances, which integrate high security, high performance and manageability to meet various customer bandwidth requirements and operating environments. In 2001, we introduced and began shipping an integrated VPN with our appliances.

         While firewalls protect the information within a secured network, VPNs use mathematical encryption to protect data as it moves across an unprotected network, such as the Internet. VPNs encrypt data as it leaves one point and then decrypt it at the receiving end.

         In 2001, we made the deliberate decision to transition from a direct sales model in North America to a channel sales model to replicate the successful distribution strategy in EMEA (Europe-Middle East-Africa) and Asia. To support that strategy, we decided to develop and introduce an entry-level appliance model. The LX model was designed with a partial complement of proxies, lesser level of performance, and a simplified user interface so as to be suitable for a less sophisticated end user. While the LX is an economic, compact version of the other appliances, nonetheless it is suitable for environments requiring very high security.

         We have undertaken joint product offerings, particularly those relating to encryption, token authentication, intrusion detection and virus alliances for the purpose of reselling the Company's products with several strategic partners.

         We also offer a range of services to customers who have our appliances and to customers who require consulting or professional services.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING CYBERGUARD AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED IN THIS PROSPECTUS.

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. Were that to occur, the trading price of our common stock could decline, and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SIGNIFICANT LOSSES IN THE PAST AND MAY NOT SUSTAIN CONSISTENT PROFITABILITY, WHICH COULD RESULT IN THE DECLINE IN THE VALUE OF OUR COMMON STOCK.

         We have difficulty predicting our future operating results or profitability due to volatility in the general economic conditions in the internet security market. The overall weakness in the general economy and volatility on demand for our security products are two of the many factors underlying our inability to predict our revenues for a given period. We base our spending levels for product development, sales and marketing, and other operating expenses largely on expected future revenues. A large portion of our expenses are fixed for a particular quarter or a year, and therefore we may be unable to decrease our spending in time to compensate for any unexpected quarterly or annual shortfalls in revenues. As a result, any shortfall in revenue could adversely affect our operating results.

         For the year ended June 30, 2002, we reported a net loss of $608,000, or approximately 3% of our revenues.

         Average selling prices of our product may decrease, which may reduce our gross margins. The average selling price for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for long-term purchase commitments. The pricing of products depends on specific features and functions of the product, purchase volumes and the level of sales and services support. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling price and gross margin per product will decrease over product lifecycles. We cannot assure you that we will be successful in developing and introducing on a timely basis new products with enhanced features, or that these products, if introduced, will able us to maintain our average selling price and gross margins at current levels. Our gross margin has been and will continue to be affected by a variety of factors including competition, the mix in average selling price of products, new product introduction, enhancements and the cost of components and manufacturing labor.

We must manage each of these factors competitively for our gross margins to remain at their current levels.

         We outsource all of our hardware manufacturing and assembly primarily to one third-party manufacturer and assembly house. We do not have a long term manufacturing contract with this vendor. The manufacturer has produced our products with the acceptable quality, quantity and cost in the past, but it may be unable or unwilling to meet our future demands. Our operations could be disrupted if we have to switch to a replacement vendor, and interruption of our hardware supply for an extended period could result in a loss of customer orders and revenue.

         We provide forecasts of our demand to our primary contract manufacturer up to three (3) months prior to scheduled delivery of product to our customers. If we overestimate our requirements, our primary contract manufacturer may have excess inventory which would increase our cost. If we underestimate our requirements, our primary contract manufacturer may have an inadequate component inventory, which could interrupt manufacturing of our products and result in delayed shipments and reduced revenues. In addition, lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. We may also experience shortages of components from time to time, which also could delay the manufacturing of our products. If we are unable to meet our future capital requirements, our business would be harmed.

         Although we expect our cash on hand, cash equivalents and networking capital to meet our working capital requirements for at least the next twelve
(12) months, we may decide at any time to raise additional capital to take advantage of available strategic opportunities or attractive financing terms. If we issue equity securities, shareholders may experience dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial conditions.

         For the past 3 years we incurred net losses. As of June 30, 2002, we have an accumulated deficit of approximately $82 million. Moreover, we currently expect to increase our operating expenses in connection with:

-        Expanding into new geographical markets

-        Expanding into new product markets

-        Continuing to develop our technology

-        Hiring additional personnel

-        Upgrading our information and internal control systems

         If we are not able to sustain profitability in future quarters, the trading price of our common stock could decline.

OUR OPERATING RESULTS FLUCTUATE AND CAN FALL BELOW EXPECTATIONS OF ANALYSTS AND INVESTORS, RESULTING IN A DECLINE OF OUR STOCK PRICE.

         We base our spending levels for product development, sales & marketing and other operating expenses largely on our expected future revenues. Because our expenses are largely fixed for a particular quarter or year we may be unable to adjust our spending in time to compensate for any unexpected quarterly or annual shortfall in revenues. A failure to adjust our spending in time also could cause operating results to fall below the expectations of our investors and result in declining stock prices.

BECAUSE MANY POTENTIAL CUSTOMERS REMAIN UNAWARE OF THE NEED FOR INTERNET SECURITY OR MAY PERCEIVE IT AS COSTLY AND DIFFICULT TO IMPLEMENT, OUR PRODUCTS AND SERVICES MAY NOT ACHIEVE MARKET ACCEPTANCE.

         We believe that many potential customers are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources have developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. We will therefore not succeed unless the market understands the need for Internet security and we can convince our potential customers of our ability to provide this security in a cost effective manner. Although we have spent and will continue to spend considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

SEASONALITY AND CONCENTRATION OF REVENUES AT THE END OF THE QUARTER COULD CAUSE OUR REVENUES TO FALL BELOW THE EXPECTATION OF ANALYSTS AND INVESTORS, RESULTING IN A DECLINE OF OUR STOCK PRICE.

         The growth rate of our domestic and international sales has been and may continue to be slower in the summer months, when businesses often defer purchasing decisions. Also, as a result of customer buying patterns and the efforts of our sales force to meet or exceed quarterly and year-end quotas, historically we have earned a substantial portion of a quarter's revenue during its last month and more recently in the latter half of the last month. If expected revenues at the end of any quarter are delayed, our revenues for that quarter could fall below the expectations of the analysts and investors.

IF THIRD PARTY CHANNEL PARTNERS FAIL TO PERFORM, OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES WILL BE LIMITED.

         We expect to sell most of our products and services through our channel network partners and we expect our success to depend in large part on their performance. Some of our channel partners have the ability to sell products and services that are competitive with ours, to devote more resources to those competitive products than we devote to ours and to cease selling our products and services all together. If our third party channel partners fail to perform, our ability to expand our business and increase sales will be limited.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE MARKET FOR INTERNET SECURITY PRODUCTS AND SERVICES, OUR BUSINESS WILL FAIL.

         The market for Internet security products is intensely competitive and we expect competition to intensify in the future. An increase in competitive pressures in our market or failure to compete effectively may result in price reduction, reduced gross margin and loss of market share. Currently the primary competitors in our industry include CISCO Systems, Inc., Checkpoint Software Technologies, Ltd. and Netscreen Technologies. Other competitors offering security products include hardware and software vendors, such as Lucent Technologies, Inc. and Network Associates Inc., operating systems vendors, such as Microsoft Corporation, Novell and Sun Microsystems Inc. and a number of smaller companies. Many of our competitors have longer operating histories, greater name recognition and larger customer bases and a significantly greater financial, technical, marketing and other resources than we do.

         In addition, our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources. As a result they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sales of their products and services, initiate or withstand substantial price competition, take advantage of acquisitions or other opportunities more readily or develop and expand their product and services offerings more quickly. In addition, our competitors may bundle products competitive with ours along with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchase our products.

FAILURE TO ADDRESS STRAIN ON OUR RESOURCES CAUSED BY GROWTH WILL RESULT IN OUR INABILITY TO EFFECTIVELY MANAGE OUR BUSINESS.

         Our current systems, management and resources will be inadequate if we begin to grow at a significant rate. A rapid expansion of our business will place a significant strain on our administrative, operational and financial resources and will result in ever increasing responsibilities of our management personnel. We will be unable to effectively manage our business if we are unable to timely and successfully alleviate the strain on our business caused by rapid growth.

WE MAY BE UNABLE TO ADEQUATELY EXPAND OUR OPERATIONAL SYSTEMS TO ACCOMMODATE GROWTH, WHICH CAN HARM OUR ABILITY TO DELIVER OUR PRODUCTS AND SERVICES.

         Our operational systems have not been tested at customer volumes that may be required in the future. We may encounter performance difficulty when operating with a substantially greater number of customers. An inability to add additional operating systems and personnel to handle increased demands may cause unanticipated disruptions in our current process, slower response times and poor customer service, including problems filling customer orders.

RAPID CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS COULD RENDER OUR PRODUCTS AND SERVICES UNMARKETABLE OR OBSOLETE AND WE MAY BE UNABLE TO INTRODUCE NEW PRODUCTS AND SERVICES TIMELY AND SUCCESSFULLY.

         To succeed we must continually change and improve our products in response to rapid technological developments and changes in operating systems, Internet access and communications, application and network software, computer and communication hardware, programming tools, computer language technology and hacker techniques. We may be unable to successfully and timely develop these new products and services or achieve and maintain market acceptance. The development of new, technologically advanced products and services is a complex and uncertain process requiring innovation

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and the ability to anticipate technological and market trends. Because Internet security technology is complex it can require long development and testing periods. Releasing new products and services prematurely may result in quality problems, and releasing them late may result in loss of customer confidence and market share. In the past we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruptions to the customers' ordering patterns, avoid excess inventory of older products and deliver enough products and services to meet customer demand.

WE MAY BE REQUIRED TO DEFEND LAWSUITS OR PAY DAMAGES IN CONNECTION WITH THE ALLEGED OR FACTUAL FAILURE OF OUR PRODUCTS AND SERVICES.

         Because our products provide Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty relating to our products and services. Anyone that circumvents our products' security measures could misappropriate the confidential information or other property of end-users using our products and services or interrupt their operations. If that happens, affected end-users or channel partners may sue us. In addition, we may face breaches caused by faulty installations and implementations of our products by end-users or channel partners. Although we attempt to reduce the risk of loss from claims through contractual or warranty disclaimers and liability limitation provisions, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard software licenses to be unenforceable because the licensee does not sign them. Defending a suit regardless of its merit could be costly and could divert management's attention. Although we currently maintain business liability insurance, this coverage may be inadequate or be unavailable in the future on acceptable terms, if at all.

A BREACH IN SECURITY COULD HARM PUBLIC PERCEPTION OF OUR PRODUCTS.

         We will not succeed unless the market place is confident that we provide effective Internet security protection. Even networks protected by our products may be vulnerable to electronic break-ins and computer viruses. If an actual or perceived breach of Internet security occurs in an end-user system, regardless of whether the breach is attributable to us, the market perception of the efficiency of our products and services could be harmed. This could cause us or our channel partners to lose current and potential customers or cause us to lose potential channel partners. Because the technology used by computer hackers to access or sabotage networks changes frequently and generally is not recognized until launched against the target, we may be unable to anticipate these techniques.

IF WE ARE UNABLE TO PREVENT ATTACKS ON OUR INTERNAL NETWORK SECURITY SYSTEM BY COMPUTER HACKERS, PUBLIC PERCEPTION OF OUR PRODUCTS AND SERVICES WILL BE HARMED.

         Because we provide Internet security, we are a significant target of computer hackers. We have experienced attacks by computer hackers in the past and expect the attacks to continue. If attacks on our internal network systems are successful, public perceptions of our products and services will be harmed.

WE MAY BE UNABLE TO DELIVER OUR PRODUCTS AND SERVICES IF WE CANNOT CONTINUE TO LICENSE THIRD PARTY TECHNOLOGY THAT IS IMPORTANT FOR THE FUNCTIONALITY OF OUR PRODUCTS.

         Our success will depend in part on our continued ability to license technology that is important for the functionality of our products. A significant interruption in the supply of third party technology could delay our development and sales until we can find, license and integrate equivalent technology. This could damage our brand and result in loss of current and potential customers. Although we believe we can find other sources for the technology we license, alternative technology may be unavailable on acceptable terms, if at all. We depend on our third party licenses to deliver reliable quality, high quality products, develop new products on a timely and cost effective basis and respond to evolving technology and changes in the industry standards. We also depend on the continued compatibility of third party software with future versions of our product.

WE WILL BE UNABLE TO DELIVER OUR PRODUCTS AND SERVICES IF COMPONENT MANUFACTURERS FAIL TO SUPPLY COMPONENT PARTS WITH ACCEPTABLE QUALITY, QUANTITY AND COST.

         We obtain the component parts for our hardware from a variety of manufacturers. While our component vendors have produced parts for us in acceptable quantities and with acceptable quality and cost in the past, they may be unable to do so in the future. Companies in the electronic industry regularly experience lower than required component allocations and this industry is subject to frequent component shortfalls. Although we believe we can find additional or replacement sources for our hardware components, our operation could be disrupted if we have to add or switch to a replacement vendor or if our components supply is interrupted for an extended period. This could result in a loss of customer orders and revenue.

DECLINES IN DEMAND FOR OUR PRODUCTS AND SERVICES MAY HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

         If overall market demand for computers, servers and other computing devices declines significantly, and consumer and corporate spending for such products declines, our revenue growth will be adversely affected. Additionally, the Company's revenues would be unfavorably impacted if customers reduce their purchases of new software products or upgrades to existing products if such new offerings are not perceived to add significant new functionality or other value to prospective purchasers.

         A reduction in the growth of internet usage and a softening demand for our products and services caused by the ongoing economic downturn may result in decreased revenue, earnings or growth rates and problems with our ability to manage inventory levels and realize customer receivables. The global economy has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures, including those for information technology. In addition, if our customers experience financial difficulties, we could suffer losses associated with the outstanding portion of accounts receivable. We have observed the effects of the global economic downturn in many areas of our business. The downturn has contributed to the decline of revenue by 8% during fiscal year 2002. Further delays or reductions in information technology spending could have a material adverse effect on demand for our products and services and consequently our results of operations, prospects and stock price.

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OUR FAILURE TO EFFECTIVELY DEVELOP NEW PRODUCTS COULD NEGATIVELY AFFECT OUR
BUSINESS, FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

         The development of software products is a complex and time-consuming process. New products and enhancements to existing products can require long development and testing periods. Significant delays in new product releases or significant problems in creating new products could negatively impact the Company's revenues.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF THERE IS A DECLINE IN CAPITAL SPENDING BY CERTAIN INDUSTRIES.

         We depend on the government, telecommunications, financial services, computing and manufacturing industries for a significant portion of our revenues. Significant reduction in technology capital spending in these industries caused by adverse economic conditions, such as we experienced during fiscal year 2002, may continue to result in decreased revenues and earnings. Our revenues are dependent on the level of technology capital spending in the United States and international economies. A number of companies announced significant reductions and deferrals in capital spending. If capital spending continues to decline in these industries over an extended period of time, our business will continue to be adversely affected.

WE MAY NEED ADDITIONAL CAPITAL AND OUR ABILITY TO SECURE ADDITIONAL FUNDING IS UNCERTAIN.

         Our future revenue may be insufficient to support the expense of our operations and the expansion of our business. We may therefore need additional equity or debt capital. We may seek additional funding through:

- Public or private equity financing, which could result in significant dilution for shareholders.

-        Public or private debt financing and capital lease transactions.

-        Capital lease transactions.

         We believe that existing cash and equivalent balances will be sufficient to meet our capital requirements for at least the next twelve months. Our capital requirements will depend on several factors, however, including:

-        The rate of market acceptance of products and services.

-        Our ability to expand our customer base.

-        The growth of our sales & marketing capabilities.

-        The cost of any acquisitions we may complete.

-        Financing may be unavailable to us when needed or on acceptable terms.

IF WE DO NOT RETAIN OUR KEY EMPLOYEES, OUR ABILITY TO EXECUTE OUR BUSINESS PLAN STRATEGY WILL BE IMPAIRED.

            Our future success will depend on the efforts and ability of our senior management and our key development, technical, operation, information systems, customer support, and sales and marketing personnel, and on our ability to retain them. These employees are not obligated to continue their employment with us and may leave us at any time.

IF WE DO NOT EXTEND OUR INTERNATIONAL OPERATIONS, THE GROWTH OF OUR BUSINESS WILL BE LIMITED.

            Our ability
to grow depends in part on the expansion of our International sales and operations, which are expected to continue to account for a significant portion of our revenues. Sales to customers outside the United States accounted for approximately 38% of our revenues in fiscal year 2000, 51% in fiscal year 2001 and 58% in fiscal year 2002. The failure of our channel partners to sell our products internationally will limit our ability to increase our revenues. In addition, our international sales are subject to the risks inherent in international business activity, including:

-        Cost of customizing products for foreign countries.

- Export and import restrictions such as those affecting encryption commodities and software.

-        Difficulties in acquiring and authenticating customers' information.

- Reduced protection of intellectual property rights and increased liability exposure.

-        Regional economic and political conditions.

         A significant portion of our international sales currently are U.S. dollar denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies may make our products less competitive in the international markets.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH MAY LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

         Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate or infringe on our trade secrets, copyrights, trademarks, service marks and similar proprietary rights. We face additional risk when conducting business in countries which have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet.

INTELLECTUAL PROPERTY CLAIMS AND LITIGATION COULD SUBJECT US TO SIGNIFICANT LIABILITIES FOR DAMAGES AND INVALIDATION OF OUR PROPRIETARY RIGHTS.

         In the future we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to develop the validity and scope of our proprietary rights of others. Any litigation, regardless of its success, would be costly and require significant time and attention of our key management and technical personnel. The litigation could also force us to:

- Stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

-        Pay damages;

- Enter into licensing or royalty agreements, which may be unavailable under acceptable terms;

-        Redesign products and services that incorporate infringing technology.

          We may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the Internet security industry will be increasingly subject to infringement claims as the number of products, services, and competitors grow and functionality of the products and services overlap. We cannot assure you that the steps taken by us will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Furthermore, there can be no assurance that our products will not infringe upon the intellectual property rights of third parties. We may not be able to avoid infringement of third party intellectual property rights and may have to obtain a license, defend an infringement action, or challenge the validity of the intellectual property rights in court. Failure to obtain or maintain intellectual property rights in our products, for any reason, could have a material adverse effect on us.

UNDETECTED PRODUCT ERRORS OR DEFECTS COULD RESULT IN LOSS OF REVENUES, MARKET ACCEPTANCE AND CLAIMS AGAINST US.

         Our products and services may contain undetected errors or defects, especially when first released. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenue or claims against us or our channel partners.

WE ARE INVOLVED IN SHAREHOLDER LITIGATION.

         The Company is currently defending a class action lawsuit relating to a restatement of the Company's financial results. There can be no assurance that the Company will ultimately be successful in defending the lawsuit, or that if the Company is unsuccessful, that there will be sufficient insurance coverage to cover any judgment rendered against the Company. If the Company is unsuccessful and insurance coverage is unavailable or insufficient, the resolution of the lawsuit could have a material adverse impact on the Company.

GOVERNMENTAL CONTROLS OVER THE EXPORT OR IMPORT OF ENCRYPTION TECHNOLOGY COULD CAUSE US TO LOSE SALES.

         Any additional governmental regulations of imports or exports, or failure to obtain required approval for our encryption technologies could adversely affect our international and domestic sales. The United States and various other countries have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation over encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products in public networks for secure communications. This in turn could result in decreased demand for our products and services. In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the u.s. and international security markets.

                         RISKS RELATED TO THIS OFFERING

THE STOCK PRICES OF TECHNOLOGY COMPANIES SUCH AS OURS ARE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

         The public markets have experienced volatility that has particularly affected the market prices of securities of many technology companies for reasons that have often been unrelated to operating results. During the course of the preceding twelve months ended

June 30, 2002, the market price of our common stock traded within a range of $1.30 to $4.00 per share. This volatility may adversely affect the market price of our common stock and our visibility and credibility in the markets.

FUTURE SALES OF LARGE AMOUNTS OF OUR COMMON STOCK HELD BY EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

         The market price for our common stock could fall substantially if our shareholders sell large amounts of our common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs.

OUR ARTICLES OF INCORPORATION AND FLORIDA LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE THIRD PARTIES FROM ACQUIRING US OR LIMIT THE PRICE THAT THEY WOULD BE WILLING TO PAY FOR OUR STOCK.

         Certain provisions of our Articles of Incorporation, or Articles, and Bylaws, as well as the Florida Business Corporation Act, may have an anti-takeover effect and may discourage, delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by the shareholders. Certain of such provisions allow our board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPLY WITH RECENT FEDERAL REGULATIONS AND PROPOSED RULES OF THE SECURITIES AND EXCHANGE COMMISSION RELATING TO CORPORATE GOVERNANCE REFORM.

         As a public company, we are subject to certain federal regulations and the rules and regulations of the Securities and Exchange Commission or the "Commission." On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002, effecting tighter accounting, corporate fraud and securities laws. To implement this legislation, the Commission is expected to adopt new rules pertaining to, among other things, audit committee requirements and additional disclosure and reporting requirements. Our business and financial results could be materially harmed by any failure by us to comply with any current or future rules or regulations relating to the Sarbanes-Oxley Act or to any other federal corporate reform measures.

                                 USE OF PROCEEDS

         This Prospectus relates to our common stock to be offered for sale for the account of certain Selling Shareholders who are named under the caption "Selling Shareholders" in this Prospectus and any amendment to this Prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Shareholders.

         We will receive proceeds from the exercise of the warrants. We intend to use any proceeds received from the exercise of these warrants for general working capital purposes.

                              SELLING SHAREHOLDERS

         Certain of the shares of common stock being offered by the Selling Shareholders will be issued (1) upon conversion of convertible promissory notes, or (2) upon the exercise of certain warrants. We are registering the shares in order to permit the Selling Shareholders to offer these shares for resale from time to time.

         The following table lists certain information with respect to these Selling Shareholders as follows: (i) each Selling Shareholder's name and position, office or material other relationships (if any) that the Selling Shareholder has had with the Company or any of our predecessors or affiliates within the past three years; (ii) the number of outstanding shares of common stock beneficially owned by the Selling Shareholders prior to this offering (excluding shares issuable upon exercise of certain options by the Selling Shareholders); (iii) the number of shares of common stock to be beneficially owned by each Selling Shareholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each Selling Shareholder (excluding shares issuable upon exercise of certain options by the Selling Shareholders); and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each Selling Shareholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each Selling Shareholder.

         The Selling Shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

---------------------------------------------------------- ----------------- ----------------- --------------------------
NAME AND POSITION                                            SHARES OWNED      SHARES TO BE     SHARES OWNED AFTER THE
                                                              BEFORE THE         OFFERED            THE OFFERING
                                                             OFFERING               NUMBER      ------------------------
                                                                NUMBER               (3)          NUMBER      PERCENT(1)
---------------------------------------------------------- ----------------- ----------------- -------------  ----------
Richard L. Scott Revocable Trust................................1,941,998         1,941,998             0              *
Frances Annette Scott Revocable Trust...........................4,286,627         3,869,727       416,900          2.04%
Richard L. & F. Annette Scott Family Partnership Ltd............1,941,998         1,941,998             0              *
F. Stephen Allen................................................1,152,530         1,152,530             0              *
Allan L. Bazaar....................................................14,273            14,273             0              *
Scott J. Hammack(5)(7) ...........................................349,249           348,214         1,035              *
David L. Manning(6)................................................21,107            21,107             0              *
William G. Scott(6)...............................................211,075           211,075             0              *
Michael G. Wittig(5)..............................................133,160            78,569        54,591              *
David R. Proctor(4) ..............................................150,000           150,000             0              *
Terrence A. Zielinski(5)...........................................25,000            25,000             0              *
Dawn Garnish(5) ................................................... 4,554             2,123         2,431              *
William Confare(5) ................................................16,015            10,000         6,015              *
Stephen Rotolo(5) .................................................12,183             8,494         3,658              *
Chela Graziella Diaz-DeVillegas(5) ................................14,959             6,370         8,589              *
Nancy Parrish(5) .................................................. 4,855             2,123         2,732              *
Roger Barranco(5) .................................................16,235             6,370         9,865              *
Wade Scholine(5) ..................................................10,257             2,123         8,134              *
Phyllis Weber(5) .................................................. 3,436             2,123         1,313              *
Hadi Mettawa(5) ...................................................10,213             6,370         3,843              *
Mark Smith(5) .....................................................19,928             6,370        13,558              *
James Divietri(5) .................................................17,157            10,617         6,540              *
Reed Tarpley(5) ................................................... 4,506             1,000         3,506              *
Ray Artz(5) .......................................................20,124             6,370        13,754              *
Beth Reid(5) ......................................................22,822             4,247        18,575              *
Gregory Hesselberg(5) .............................................18,233             4,247        13,986              *
Fred Lee Brown, Jr.(5) ........................... ................20,607             6,370        14,237              *
Righter Kunkel(5) .................................................21,798            10,000        11,798              *
Anderson Jackson(5) ...............................................42,213            38,223         3,990              *
Michael Keene(5) ..................................................21,519             4,247        17,272              *
Mark Heuser(5) ....................................................16,495             6,370        10,125              *
Diana Norwood(5) ..................................................39,253            16,988        22,265              *
Soheila Amiri(5) ..................................................21,836            14,864         6,972              *
Benjamin Treiber(5) ............................................... 1,000             1,000             0              *
David Edrich(5) ................................................... 5,932             4,225         1,707              *
Richard Rifenburgh(2)..............................................15,000            15,000             0              *
C. Shelton James Defined Benefit Keogh Plan........................10,000            10,000             0              *
Diana Shahinian(5) ................................................10,000            10,000             0              *
Patrick O. Wheeler(5) ............................................109,259            74,322        34,937              *
Frederick O. Hawkes(5) ............................................31,852            31,852             0              *
Leland R. Reiswig..................................................10,000            10,000             0              *
NetOctave, Inc....................................................107,419           107,419             0              *

------------------------

(1) The percentage of common stock to be owned by the Selling Shareholder is denoted with an asterisk if less than 1 percent.

(2)      Richard Rifenburgh resigned as a director in May 2000.

(3) Includes shares of common stock for convertible notes and/or for warrants issued by us in connection with the Fernwood Financing in August 1999, with the exception of the 107,419 shares of common stock issued to NetOctave, Inc. and the shares and warrants issued to Scott
         J. Hammack.

(4) David R. Proctor resigned as a director of the Company effective in November, 2001, and was President and Chief Executive Officer of the Company until January, 2001.

(5) Current or former employee of the Company. The numbers in the "Shares Owned Before the Offering" include the shares held by the current or former employee under the Company's 401(k) plan and/or Employee Stock Purchase Plan.

(6)      David L. Manning and William G. Scott are directors of the Company

(7) Scott J. Hammack has been the Chief Executive Officer since January, 2001 and Chairman of the Board since September, 2001.

         The preceding table represents the holdings by the Selling Shareholders based upon the Company's best knowledge. The Selling Shareholders identified above may have sold, transferred or otherwise disposed of in transactions exempt from the requirements of the Securities Act of 1933 as amended (the "Securities Act"), all or a portion of their common stock since the date as of which the information in the preceding table is presented. Information concerning the Selling Shareholders may change from time to time, which changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Shareholders may offer all or some of the common stock that they hold, we cannot give an estimate as to the amount of common stock that will be held by the Selling Shareholders upon the termination of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The distribution of shares of common stock by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

         - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -        privately negotiated transactions; and

         -        a combination of any of the above-listed methods of sale.

         In effecting sales, brokers and dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholder, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We will pay all fees and expenses of registering the shares of common stock being offered in this Prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed on for us by Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131.

                                     EXPERTS

         The consolidated financial statements of CyberGuard Corporation included or incorporated by reference in our annual report on Form 10-K for the year ended June 30, 2002, which are incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, independent auditors. Our consolidated financial statements are incorporated by reference in this Prospectus in reliance on Grant

Thornton LLP's reports, given on their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission prior to the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         (1) The description appearing under the caption "Description of Capital Stock," included as a part of our Registration Statement on Form S-3, File No. 333-04407, filed under our former name, Harris Computer Systems Corporation, with the Commission on May 23, 1996, as amended by Amendment No. 1 to Registration Statement on Form S-3/A filed with the Commission on June 24, 1996, and as further amended by Amendment No. 2 to Registration Statement on Form S-3/A filed with the Commission on July 15, 1996.

         (2) Annual Report on Form 10-K for the year ended June 30, 2002, filed with the Commission on September 27, 2002.

         (3) Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the Commission on November 8, 2002.

         (4) Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 filed with the Commission on February 14, 2003.

         (5) Current Report on Form 8-K filed with the Commission on January 27, 2003.

         (6) Current Report on Form 8-K filed with the Commission on March 13, 2003.

         Upon your request, we will provide to you, at no cost, a copy of any or all of the information that has been incorporated by reference in this Prospectus. You may request a copy of these filings by writing to us or telephoning us at the following address:

                  CyberGuard Corporation
                  2000 West Commercial Boulevard
                  Suite 200
                  Fort Lauderdale, Florida  33309
                  (954) 958-3900

                  Attention:  Secretary

                       WHERE YOU CAN FIND MORE INFORMATION

         We intend to file annual, quarterly, and special reports, proxy statements, and other information with the Commission. Copies of such material can be inspected and may be copied at prescribed rates at the public reference room maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may contact the public reference room via e-mail at publicinfo@sec.gov or via telephone at

202-942-8090. You may contact the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a website that contains information filed electronically by us. The address of the Commission's website is http://www.sec.gov. Our common stock is listed on the American Stock Exchange and certain of our filings with the Commission are also available through the American Stock Exchange's website at http://www.amex.com.

         This Prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act, with respect to the securities offered in this Prospectus. This Prospectus does not contain all the information that is in the registration statement. We refer to the registration statement and to the exhibits to such registration statement for further information with respect to CyberGuard and the securities offered in this Prospectus. Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.

         Commission Registration Fee..............................................       $ 4,289
         Accounting Fees and Expenses.............................................       $ 2,800
         Legal Fees and Expenses..................................................       $ 7,000
         Miscellaneous............................................................       $ 1,000
                                                                                         -------
                  Total...........................................................       $15,089

         All amounts are estimated except for the Commission registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with Section 607.0831 of the Florida Business Corporation Act or Florida BCA, which mandates the elimination of a director's personal liability except under certain circumstances, Article XII of our Articles of Incorporation ("Article Twelve") provides that directors of CyberGuard will not be personally liable to CyberGuard or its shareholders for monetary damages for breach of fiduciary duty as director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida BCA as currently in effect or as it may hereafter be amended. Under Section 607.0831 of the Florida BCA, as in effect on the date hereof, a director remains personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management's policy, if the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes:
(i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a violation of Section
607.0834 of the Florida BCA, which proscribes directors from voting for or assenting to the payment of dividends and stock repurchases or redemptions under certain circumstances; (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission that was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         Article Twelve provides that any future repeal or amendment of its terms (including any amendment or repeal of this Article Twelve made by virtue of any change in the Florida BCA) will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.

         Pursuant to authority conferred by Section 607.0850 of the Florida BCA,
Section 6.4 of our Bylaws mandates that CyberGuard's directors, officers, and employees be indemnified to the fullest extent permitted by law for all expenses relating to any action, suit or proceeding, whether civil, criminal, or administrative (i) by reason of the fact that such person is or was a director, officer, or employee of CyberGuard or (ii) by reason of the fact that, while such person is or was a director, officer, or employee of CyberGuard, such person is or was serving at our request as a director, officer, or employee of another enterprise. Indemnification is available only where the person seeking indemnification has (i) acted in good faith and (ii) in a manner he reasonably believed to be in, or not opposed to, the best interests of CyberGuard with respect to the claim against him. With respect to a criminal action or proceeding, such person must also have had no reasonable cause to believe his conduct was unlawful. Section 607.0850(3) of the Florida BCA requires that, to the extent such director, officer, or employee has been successful on the merits or otherwise in defense of such proceeding, the Company indemnify such person against expenses actually or reasonably incurred by him or her in connection with the proceeding.

         Section 607.0850(6) of the Florida BCA permits CyberGuard to pay those expenses incurred by an officer or director in defending a civil or criminal proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate. Section 6.4 of the Bylaws requires CyberGuard to pay or reimburse all expenses, including attorney's fees, incurred by any such person in defending any such action, suit or proceeding upon receipt by CyberGuard of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by CyberGuard.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

The following exhibits are included in this registration statement:

EXHIBIT

NO.               EXHIBIT DESCRIPTION
---               -------------------
4.1      --       Form of Shareholder Rights Plan(1)

4.2      --       Form of Share Holding Agreement between Concurrent Computer
                  Corporation and the Company(2)

5.1      --       Legal Opinion of Holland & Knight LLP(3)

23.1     --       Consent of Holland & Knight LLP, contained in the Legal
                  Opinion attached as Exhibit No. 5.1.(3)

23.2     --       Consent of Grant Thornton LLP, Independent Certified Public
                  Accountants

24.1     --       Power of Attorney appointing Scott J. Hammack and Michael D.
                  Matte as attorney-in-fact and agent.

-----------------

(1) Incorporated herein by reference to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form 10 dated September 29, 1994, File No. 0-24544.


(2) Incorporated herein by reference to the Company's Registration Statement on Form S-3 dated May 23, 1996 (File No. 333-04407).


                  ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To be filed by amendment.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 1st day of April, 2003.

                                          CYBERGUARD CORPORATION

                                          By:      /s/      Scott J. Hammack
                                             ---------------------------------
                                          Scott J. Hammack
                                          Chairman and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott J. Hammack and Michael D. Matte and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                        SIGNATURE                                                         TITLE

/s/ Scott J. Hammack                                         Chief Executive Officer and Chairman of the Board of Directors
-------------------------------------------------------                         (Principal Executive Officer)
Scott J. Hammack

/s/ Michael D. Matte                                               Chief Financial Officer and Vice President of Finance
-------------------------------------------------------                         (Principal Financial Officer)
Michael Matte

/s/ David L. Manning                                                                      Director
-------------------------------------------------------
David L. Manning

/s/ William G. Scott                                                                      Director
-------------------------------------------------------
William G. Scott

/s/ William D. Rubin                                                                      Director
-------------------------------------------------------
William D. Rubin

/s/ John V. Tiberi, Jr.                                                                   Director
-------------------------------------------------------
John V. Tiberi, Jr.

/s/ Daniel Moen
-------------------------------------------------------                                   Director
Daniel Moen

         EXHIBIT INDEX

         Exhibit
         Number   Description


         23.2     --       Consent of Grant Thornton LLP

         24.1     --       Power of Attorney appointing Scott J. Hammack and
                           Michael D. Matte as attorney-in-fact and agent (set
                           forth on signature page of the registration
                           statement).